Exhibit 21.0

UROPLASTY, INC. AND SUBSIDIARIES

Subsidiaries of the Company

The following are wholly owned subsidiaries of Uroplasty, Inc:

Uroplasty BV
Hofkamp 2
6161 DC Geleen
The Netherlands

Uroplasty, Ltd
Salisbury House
54 Queens Road
Reading
Berkshire, RG1 4AZ
United Kingdom